Prospectus Supplement No. 4

Filed Pursuant to Rule 424(b)(3)

Filed July 12, 2012

Registration Statement No. 333-177076

PROSPECTUS SUPPLEMENT NO. 4

ARDENT MINES LIMITED

This Prospectus Supplement No. 4 hereby supplements the Prospectus filed by Ardent Mines Limited (the “Company”) with the Commission on January 6, 2012 and the Prospectus Supplements filed on February 28, 2012, May 7, 2012 and May 21, 2012.

The Company has filed the following Reports attached hereto with the Commission since the date of filing of Prospectus Supplement No. 3 on May 21, 2012:

1. 2.	The Company’s Current Report on Form 8-K, filed with the Commission on June 21, 2012. The Company’s Current Report on Form 8-K, filed with the Commission on July 10, 2012.

The first date on which this Prospectus Supplement will be used is on or after July 13, 2012.

The date of this Prospectus Supplement No. 4 is July 12, 2012.

TABLE OF CONTENTS

The Company’s Current Report on Form 8-K, filed with the Commission on June 21, 2012. The Company’s Current Report on Form 8-K, filed with the Commission on July 10, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – JUNE 18, 2012

ARDENT MINES LIMITED

(Exact name of Registrant as specified in its charter)

NEVADA	000-50994	88-0471870
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Wall Street, 10th Floor

New York, NY 10005

(Address of principal executive offices)

778-892-9490

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

Loans to the Company

Ardent Mines Limited (the “Company”) has received a loan in the amount of $300,000 from Volodymyr Khopta.  In connection with such loan, the Company has issued a note to Volodymyr Khopta dated as of June 18, 2012 (the “Khopta  Note”).  The Khopta  Note has an interest rate of seven and one-half percent (7.5%) per annum and shall be due upon thirty (30) days notice and demand following the first anniversary of the date of such note.  In the event of a default by the Company under the terms of the Khopta  Note, the interest rate shall increase to fifteen percent (15%) per annum.  The Khopta  Note contains customary provisions regarding events of default.

The Company has received a loan in the amount of $50,000 from CRG Finance AG.  In connection with such loan, the Company has issued a note to CRG Finance AG dated as of June 19, 2012 (the “CRG Finance Note”).  The CRG Finance Note has an interest rate of seven and one-half percent (7.5%) per annum and shall be due upon thirty (30) days notice and demand following the first anniversary of the date of such note.  In the event of a default by the Company under the terms of the CRG Finance Note, the interest rate shall increase to fifteen percent (15%) per annum.  The CRG Finance Note contains customary provisions regarding events of default.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2012, Luciano de Freitas Boarges, a member of the Company’s Board of Directors, received 450,000 shares of the Company’s common stock.  Such shares were originally issued to SV Commercial S.A. (the “Agent”) pursuant to an Introduction Agreement between the Company and the Agent dated as of December 15, 2010 regarding the identification of potential acquisitions of mining companies.  500,000 shares were issued to the Agent in connection with the Company’s acquisition of Gold Hills Mining Ltda. (“Gold Hills”), which was completed in May of 2011.  The Agent has agreed to re-allocate 450,000 of these 500,000 shares to Mr. Borges in recognition of his services in connection with the acquisition of Gold Hills.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ARDENT MINES LIMITED By: /s/ URMAS TURU
Title: Interim Chief Executive Officer Name: Urmas Turu

Date:  June 20, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – JULY 1, 2012

ARDENT MINES LIMITED

(Exact name of Registrant as specified in its charter)

NEVADA	000-50994	88-0471870
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Wall Street, 10th Floor

New York, NY 10005

(Address of principal executive offices)

778-892-9490

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Gabriel Margent as Chief Financial Officer

Effective as of July 1, 2012, Mr. Gabriel Margent has been appointed as the Chief Financial Officer of Ardent Mines Limited (the “Company”).  Mr. Margent is presently a member of the Company’s Board of Directors (the “Board”), a position he has held since November 1, 2010.  From 1987-2008, Mr. Margent was employed by Merrill Lynch & Co., Inc. where he served in a broad range of executive positions, including Vice President of Finance in the Office of General Counsel, Vice President of Finance in Global Human Resources, and Vice President of Finance in Investment Banking.  Mr. Margent is presently the Chief Financial Officer of Appitalism, Inc., a position he has held since April, 2010.  Prior to this position, he served from 2008-2010 as a Consultant.

For his services as the Company’s Chief Financial Officer, Mr. Margent shall receive $60,000 per annum.  Mr. Margent shall continue to serve on the Board, however, he shall no longer be compensated separately for his services as a member of the Board.

Resignation of Urmas Turu as Interim Chief Financial Officer

Effective as of July 1, 2012, Urmas Turu, the Company’s Interim Chief Executive Officer and a Member of the Board, resigned from his position the Company’s Interim Chief Financial Officer.  Mr. Turu has not expressed any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 8.01	Other Events.

Expansion of Company Staff

Effective as of July 1, 2012, the Company has retained two new employees (i) Mr. Alexey Kotov, as the Company’s Chief Exploration Geologist and Exploration Vice President of Gold Hills Ltda.; and (ii) Mr. Stan Bezusov, as the Company’s Investor Relations Manager.

Press Release Regarding Option to Acquire Mineral Rights in the State of Para, Brazil

On July 2, 2012, the Company announced that the Company has commenced geological exploration work at its Gold Hills property, a 13.5 km long gold trend, located in northeastern Brazil, near the border between the states of Pernambuco and Paraíba.  In order to commence exploration, the Company added three highly experienced professionals to increase its Brazilian-based exploration capacity.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Our actual results may vary materially from those expressed in any forward-looking statements as a result of various factors and uncertainties. The Company cannot provide assurances that any prospective matters described in this Current Report on Form 8-K will be successfully completed or that the Company will realize the anticipated benefits of any transactions. Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Current Reports on Form 8-K and other filings made by the Company with the U.S. Securities & Exchange Commission. Without limiting the foregoing, as of the date of this Current Report on Form 8-K, no assurances or guarantees can be given in respect of closing the acquisition described herein. The Company undertakes no obligation to update information contained in this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit.

Exhibit 99.1	Press Release dated July 2, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ARDENT MINES LIMITED By: /s/ URMAS TURU
Title: Interim Chief Executive Officer Name: Urmas Turu

Date:  July 9, 2012